AI Fund Policy: Code of Ethics for Principal Executive and Senior Financial Officers

ALTERNATIVE INVESTMENT - REGISTERED FUNDS

g.3. AI FUnD POLICY: CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

Board Approval Received (as applicable)

Excelsior Buyout Investors, LLC and UST Global Private Markets Fund, LLC – December 2008

Excelsior Venture Partners III, LLC and

Excelsior Multi-Strategy Hedge Fund of Funds, LLC – December 2008

Excelsior Private Markets Fund II Master Fund; TI and TE LLC – October 2010

Excelsior Private Markets Fund III Master Fund; TI and TE LLC – April 2013

Last Review Date:	June 2013
Applicable Regulatory Authority	Section 406 of the Sarbanes-Oxley Act of 2002; Item 2 of Form N-CSR

Overview and Statement

Item 2 of Form N-CSR (or Form 10K, as applicable), the form used by registered management investment companies to file certified annual and semi-annual shareholder reports, requires a registered management investment company to disclose (1) whether it has adopted a code of ethics that applies to the investment company’s principal executive officer and senior financial officers and, if it has not adopted such a code of ethics, why it has not done so, and (2) any amendments to, or waivers from, the code of ethics relating to such officers.

The Board of each Fund has adopted the following Code of Ethics, which sets forth the ethical standards to which the Fund holds its principal executive officer and each of its senior financial officers.

This document is current as of the last review date but subject to change thereafter. Please consult the Fund Chief Compliance Officer to verify that this policy has not been updated or otherwise changed.

Bank of America: Confidential	Page 1 of 10

AI Fund Policy: Code of Ethics for Principal Executive and Senior Financial Officers

Policy

The Board of each Fund has adopted the following policy in order to comply with the requirements as outlined below:

I. Covered Officers/Purpose of the Code

This Code of Ethics (the “Code”) applies to the Fund’s Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer or Controller (the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the SEC, and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual or apparent conflicts of interest.

II. Administration of the Code

The Board has designated an individual to be primarily responsible for the administration of the Code (the “Code Officer”). In the absence of the Code Officer, his or her designee shall serve as the Code Officer, but only on a temporary basis.

The Board has designated a person who meets the definition of a chief legal officer (the “CLO”). The CLO of the Fund shall assist the Fund’s Code Officer in administration of this Code. The Code Officer, in consultation with the CLO, shall be responsible for applying this Code to specific situations (in consultation with Fund counsel, where appropriate) and has the authority to interpret this Code in any particular situation.

III. Managing Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s personal interest interferes with the interests of, or his or her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a

This document is current as of the last review date but subject to change thereafter. Please consult the Fund Chief Compliance Officer to verify that this policy has not been updated or otherwise changed.

Bank of America: Confidential	Page 2 of 10

AI Fund Policy: Code of Ethics for Principal Executive and Senior Financial Officers

result of the Covered Officer’s position with the Fund. Certain provisions in the 1940 Act and the rules and regulations thereunder and the Advisers Act and the rules and regulations thereunder govern certain conflicts of interest that arise out of the relationships between Covered Officers and the Fund. If such conflicts are addressed in conformity with applicable provisions of the 1940 Act and the Advisers Act, they will be deemed to have been handled ethically. The Fund’s and its Adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of those provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and conduct that is consistent with such programs and procedures falls outside of the parameters of this Code.

Although they do not typically present an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationships between the Fund and, as applicable, its Adviser, administrator, principal underwriter, pricing and bookkeeping agent and/or transfer agent (each, a “Primary Service Provider”) of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for a Primary Service Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Primary Service Providers and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Fund and the Primary Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. If such conflicts are addressed in conformity with applicable provisions of the 1940 Act and the Advisers Act, they will be deemed to have been handled ethically. In addition, it is recognized by the Board of the Fund that the Covered Officers also may be officers or employees of one or more other investment companies or organizations affiliated with the sponsor of the Fund covered by other similar codes and that the codes of ethics of those other investment companies or organizations will apply to the Covered Officers acting in such capacities for such other investment companies.

This Code covers general conflicts of interest and other issues applicable to the Fund under the Sarbanes-Oxley Act of 2002. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interests of the Fund. Certain examples of such conflicts of interest follow.

Each Covered Officer must:

●	not knowingly use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer, or a member of his or her family, would benefit personally to the detriment of the Fund;

●	not knowingly cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer, or a member of his or her family, rather than the benefit of the Fund;

This document is current as of the last review date but subject to change thereafter. Please consult the Fund Chief Compliance Officer to verify that this policy has not been updated or otherwise changed.

Bank of America: Confidential	Page 3 of 10

AI Fund Policy: Code of Ethics for Principal Executive and Senior Financial Officers

●	not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

●	report at least annually (or more frequently, as appropriate) known affiliations or other relationships that may give rise to conflicts of interest with respect to the Fund.

If a Covered Officer believes that he or she has a potential conflict of interest that is likely to materially compromise his or her objectivity or his or her ability to perform the duties of his or her role as a Covered Officer, including a potential conflict of interest that arises out of his or her responsibilities as an officer or employee of one or more Primary Service Providers or other funds, he or she should consult with the Code Officer, the CLO, the Fund’s outside counsel, or counsel to the Independent Board Members, as appropriate.

Examples of potential conflicts of interest that may materially compromise objectivity or ability to perform the duties of a Covered Officer and which the Covered Officer should consider discussing with the Code Officer or other appropriate person include:

•	service as a director on the board of a public or private company or service as a public official;

•	the receipt of a non-de minimus gift when the gift is in relation to doing business directly or indirectly with the Fund;

•	the receipt of entertainment from any company with which the Fund has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to rAIe any question of impropriety;

•	an ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than the Primary Service Providers or any affiliated person thereof; and

•	a direct or indirect material financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

IV. Disclosure and Compliance

It is the responsibility of each Covered Officer:

•	to familiarize himself or herself with the disclosure requirements generally applicable to the Fund, as well as the business and financial operations of the Fund;

This document is current as of the last review date but subject to change thereafter. Please consult the Fund Chief Compliance Officer to verify that this policy has not been updated or otherwise changed.

Bank of America: Confidential	Page 4 of 10

AI Fund Policy: Code of Ethics for Principal Executive and Senior Financial Officers

•	to not knowingly misrepresent, and to not knowingly cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Board, legal counsel, legal counsel to the Independent Board Members and auditors, and to governmental regulators and self-regulatory organizations;

•	to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund and the Primary Service Providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•	to adhere to and, within his or her area of responsibility, promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V. Reporting and Accountability by Covered Officers

Each Covered Officer must:

•	upon adoption of the Code or becoming a Covered Officer, acknowledge in writing to the Fund’s Board that he or she has received, read and understands the Code, using the form attached as Appendix I hereto;

•	not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith; and

•	notify the Code Officer promptly if he or she knows of any violation, or of conduct that reasonably could be expected to be or result in a violation, of this Code. Failure to do so is a violation of this Code.

The Fund will follow the policy set forth below in investigating and enforcing this Code:

•	The Code Officer will endeavor to take all appropriate action to investigate any potential violation reported to him or her;

•	If, after such investigation, the Code Officer believes that no violation has occurred, the Code Officer will so notify the person(s) reporting the potential violation, and no further action is required;

•	Any matter that the Code Officer, upon consultation with the CLO, believes is a violation will be reported by the Code Officer or the CLO to the Fund’s Audit Committee;

•	The Fund’s Audit Committee will be responsible for granting waivers, as appropriate; and

This document is current as of the last review date but subject to change thereafter. Please consult the Fund Chief Compliance Officer to verify that this policy has not been updated or otherwise changed.

Bank of America: Confidential	Page 5 of 10

AI Fund Policy: Code of Ethics for Principal Executive and Senior Financial Officers

•	This Code and any changes to or waivers of the Code will, to the extent required, be disclosed as provided by SEC rules.

The Code Officer shall report to the Fund’s Audit Committee quarterly any violations of, or material issues arising under, this Code.

VI. Other Policies

This Code shall be the sole code of ethics adopted by the Fund for the purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered management investment companies thereunder. Insofar as other polices or procedures of the Fund or the Fund’s Primary Service Providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The Fund’s and its Adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the 1940 Act and the more detailed policies and procedures of the Primary Service Providers as set forth in their respect Compliance Manuals are separate requirements applicable to the Covered Officers and are not part of this Code.

VII. Disclosure of Amendments to the Code

Any amendments will, to the extent required, be disclosed in accordance with law.

VIII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code or upon advice of counsel, such reports and records shall not be disclosed to anyone other than the Fund’s Board, the Covered Officers, the Code Officer, the CLO, the Fund’s Primary Service Providers and their affiliates, and outside audit firms, legal counsel to the Fund and legal counsel to the Independent Board Members.

X. Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Reporting Requirements

Board Reporting:

1.	Each Covered Officer must annually acknowledge in writing to the Fund’s Board that he or she has received and read the Code and believes that he or she has complied with the requirements of the Code, using the form attached as Appendix II hereto;

This document is current as of the last review date but subject to change thereafter. Please consult the Fund Chief Compliance Officer to verify that this policy has not been updated or otherwise changed.

Bank of America: Confidential	Page 6 of 10

AI Fund Policy: Code of Ethics for Principal Executive and Senior Financial Officers

2.	If the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Fund’s Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to the appropriate personnel of the Fund’s Primary Service Providers or their boards; a recommendation to censure, suspend or dismiss the Covered Officer; or referral of the matter to the appropriate authorities for civil action or criminal prosecution;

Annual Review:

3.	The Fund CCO and/or his or her designee, in coordination with Global Compliance, will review this policy on at least an annual basis, and more frequently as needed based on business/regulatory requirements. All material amendments to this Code must be in writing and approved or ratified by the Fund’s Board, including a majority of the Independent Board Members.

Escalation

Any issues that arise under this policy should be communicated to an associate’s immediate supervisor, and appropriately escalated to Global Compliance. Additionally, Global Compliance will escalate any compliance issues relating to this Policy to the Funds’ Chief Compliance Officer and, if warranted, the appropriate Fund Board.

Supervision/Oversight

Global Compliance and Corporate Internal Audit may perform periodic reviews and assessments of various lines of business, and compliance with relevant policies. Alternative Investment managers and supervisory personnel are responsible for ensuring that their employees understand and follow the rules in this policy and any applicable procedures adopted by the business group to implement the policy.

Recordkeeping

All records must be maintained for at least six years, the first three in the appropriate AI or Bank of America management office. The following records will be maintained to evidence compliance with this policy: (1) a copy of the information or materials supplied to the Audit Committee or the Board: (i) that provided the basis for any amendment or waiver to this Code; and (ii) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Audit Committee and/or Board; (2) a copy of the policy and any amendments; (3) a list of Covered Officers and reporting by Covered Officers.

This document is current as of the last review date but subject to change thereafter. Please consult the Fund Chief Compliance Officer to verify that this policy has not been updated or otherwise changed.

Bank of America: Confidential	Page 7 of 10

AI Fund Policy: Code of Ethics for Principal Executive and Senior Financial Officers

Coordination with Overview and Implementation Statement

This policy should be read and interpreted in conjunction with the Alternative Investment Overview and Implementation of the Compliance Program Policy.

This policy is the property of the Funds and must not be provided to any external party without express prior consent from the Fund CCO.
This document is current as of the last review date but subject to change thereafter. Please consult the Fund Chief Compliance Officer to verify that this policy has not been updated or otherwise changed.

Bank of America: Confidential	Page 8 of 10

Appendix I

INITIAL ACKNOWLEDGEMENT

I acknowledge that I have received and read a copy of the Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”) and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

I have set forth below (and on attached sheets of paper, if necessary) all known affiliations or other relationships that may give rise to conflicts of interest for me with respect to the Fund.

______________________________________________________________

______________________________________________________________

______________________________________________________________

______________________________________________________________

______________________________________________________________

______________________________________________________________

______________________________________________________________

______________________________________________________________

I also acknowledge my responsibility to report any known violation of the Code to the Code Officer, the CLO, the Fund’s outside counsel, or counsel to the Independent Board Members, all as defined in this Code. I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Fund has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.

Covered Officer Name and Title: ________________________________________________

(please print)

______________________________________________________________________________

Signature                                                                              Date

Please return this completed form to the CLO within one week from the date of your review of these documents. Thank you!

Appendix II

ANNUAL ACKNOWLEDGEMENT

I acknowledge that I have received and read a copy of the Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”) and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

I also acknowledge that I believe that I have fully complied with the terms and provisions of the Code during the period of time since the most recent Initial or Annual Acknowledgement provided by me except as described below.

______________________________________________________________

______________________________________________________________

______________________________________________________________

______________________________________________________________

I have set forth below (and on attached sheets of paper, if necessary) all known affiliations or other relationships that may give rise to conflicts of interest for me with respect to the Fund.1

______________________________________________________________

______________________________________________________________

______________________________________________________________

______________________________________________________________

I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Fund has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.

Covered Officer Name and Title: ________________________________________________

            (please print)

______________________________________________________________________________

Signature                                                                   Date

Please return this completed form to the CLO within one week from the date of your receipt of a request to complete and return it. Thank you!

1 It is acceptable to refer to affiliations and other relationships previously disclosed in prior Initial or Annual Acknowledgements without setting forth such affiliations and relationships again.